Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into by and between TVI, Inc. (the “Company”) and Mark T. Walsh (“Employee”) effective as of March 8, 2023 (the “Effective Date”). Employee currently serves as the Company’s Chief Executive Officer pursuant to that certain employment agreement between Employee and the Company dated as of December 16, 2021 (the “Prior Agreement”), which is hereby amended and restated in its entirety by this Agreement.

1. Employment. During the Employment Period (as defined in Section 3), the Company shall employ Employee, and Employee shall serve, as Chief Executive Officer of the Company and in such other position or positions as may be assigned from time to time by the board of directors (the “Board”) of the Company. Employee shall report directly to the Board.

2. Duties and Responsibilities of Employee.

(a) During the Employment Period, Employee shall devote Employee’s full business time, attention, and best efforts to the businesses of the Company. Employee’s duties shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board from time to time. Employee may, without violating this Agreement, (i) as a passive investment, own publicly-traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; (iii) with the prior written consent of the Board, engage in other personal and passive investment activities, including those listed on Exhibit A or (iv) serve as a member of the board of directors of the entities listed on Exhibit A, attached hereto, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company or its affiliates (collectively, the “Company Group”) or competitive with the business of any member of the Company Group.

(b) Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement and fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder.

(c) Employee owes the Company fiduciary duties, including duties of loyalty and disclosure, and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes the Company under statutory and common law.

(d) Employee will be required to perform substantially all services for the Company pursuant to this Agreement either (i) at the Company’s headquarters in Bellevue, Washington, or (ii) remotely from a location of Employee’s choosing, during any period established by the Company in which the Company’s policies for senior executive officers of the Company permit work from a remote location.

3. Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2025 (the “Initial Term”). On December 31, 2025, and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than one hundred and eighty (180) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

4. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $964,080 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. During the Employment Period, the Base Salary shall be reviewed not less frequently than annually and may be increased (but not decreased, excluding a decrease in Base Salary of not more than five percent (5%) applicable to all similarly situated executives of the Company) from time to time at the Board’s sole and absolute discretion. If the Board elects to increase the Base Salary, the term Base Salary as utilized in this Agreement shall refer to Employee’s Base Salary as so increased.

(b) Annual Bonus. Employee shall he eligible to earn target level discretionary bonus compensation of 100% of the Base Salary for each calendar year ending during the Employment Period, (the “Annual Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels, including bonus levels in excess of 100% of Base Salary, shall be established by the Board (or a committee thereof) annually, in its sole discretion, for the applicable calendar year (the “Bonus Year”). Employee’s Annual Bonus for a given year, if any, shall be determined in the Board’s sole discretion on the basis of Employee’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Board and communicated to Employee at the beginning of such year or following completion of the Company’s annual budget-setting process, as applicable. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year. The Annual Bonus shall be subject to the terms of the plan or program pursuant to which it is granted or administered.

(c) Long-Term Incentives. Employee shall be eligible to participate in the Company’s Long-Term Incentive Program (“LTIP”). Under the LTIP, the Board (or a committee thereof) shall, pursuant to the terms and conditions of the LTIP, then-existing or as modified by the Board, provide Employee the opportunity to acquire options to purchase shares of Company common stock or other equity-based compensation, as determined by the Board in its sole discretion.

(d) Stock Option Grant. Employee has previously been granted stock options, which, except as otherwise provided in Section 8 or as otherwise modified pursuant to their terms, shall continue in effect pursuant to the terms and conditions applicable to such stock options on the Effective Date.

5. Business Expenses. Subject to Section 24, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred during the Employment Period in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time.

6. Benefits.

(a) During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

(b) The Company shall reimburse Employee for an annual executive physical examination, not to exceed $12,000 per year.

7. Termination of Employment.

(a) Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i) Employee’s material breach of this Agreement or any other written agreement between Employee and the Company, including Employee’s material breach of any representation, warranty or covenant made under any such agreement, or Employee’s breach of any written policy or code of conduct established by the Company and applicable to Employee;

(ii) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft, or embezzlement on the part of Employee;

(iii) the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or

(iv) Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful and reasonable directive from the Board, as determined by the Board (sitting without Employee); provided, however if Employee’s actions or omissions as set forth in this Section 7(a)(iv) are of such a nature that the Board determines that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Board has provided Employee written notice of the obligation to cure such actions or omissions.

(b) Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c) Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in Employee’s Base Salary or Annual Bonus opportunity, excluding (X) a diminution in Base Salary or Annual Bonus opportunity of not more than five percent (5%) applicable to all similarly situated executives of the Company or (Y) a diminution of up to 25% of Base Salary for a period no greater than 12 months as a result of an extraordinary event (e.g. COVID-19), (ii) a material breach by the Company of any of its covenants or obligations under this Agreement; (iii) a material diminution in Employee’s authority, duties, or responsibilities (other than as a result of Employee’s physical or mental incapacity or other short-term disability), including if Employee ceases to serve as the Company’s Chief Executive Officer, or as a member of the Board; and (iv) a material change in the geographic location at which Employee must perform services under this Agreement, which is also at least 35 miles further from Employee’s primary residence than the Company’s current headquarters in Bellevue, Washington. Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for at least thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within seventy-five (75) days after the initial existence of the condition(s) specified in such notice.

(d) Death or Disability. Employee’s employment with Company shall automatically terminate upon Employee’s death. The Company may terminate Employee’s employment on account of Employee’s Disability. For purposes of this Agreement, a “Disability” shall exist if (i) Employee is unable to perform the essential functions: of Employee’s position (after accounting for reasonable accommodation, if applicable) due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) days, whether or not consecutive and (ii) at the time of Employee’s termination of employment under this Section 7(d), Employee is eligible for benefits under the Company’s long-term disability program.

(e) Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

8. Effect of Termination.

(a) If Employee’s employment hereunder is terminated during the Employment Period for any reason other than (A) on the expiration of the then-existing Initial Term or Renewal Term, as applicable, due to non-renewal by the Company; (B) by the Company without Cause pursuant to Section 7(b); (C) by Employee for Good Reason pursuant to Section 7(c), or (D) because of Employee’s death or Disability, then the Company shall pay to Employee:

(i) any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid in accordance with the Company’s customary payroll procedures but no later than thirty (30) days following the date on which Employee’s employment terminates (the “Termination Date”);

(ii) reimbursement for unreimbursed business expenses properly incurred by Employee so long as Employee timely submits all documentation for reimbursement as required by Company policy in effect from time to time, which shall be paid in accordance with Section 5, Section 24, and applicable Company policy but no later than sixty (60) days following the Termination Date; and

(iii) such employee benefits, if any, to which the Employee may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Employee be entitled to any payments in the nature of severance or termination payments (items (i) through (iii) above are referred to herein collectively as the “Accrued Obligations”).

(b) If Employee’s employment hereunder is terminated during the Employment Period because of Employee’s death or Disability, then the Company shall:

(i) Pay to Employee the amounts described in Section 8(a)(i) and Section 8(a)(ii);

(ii) Pay any Annual Bonus earned but not yet paid, if any, in accordance with the Company’s customary payroll procedures but no later than thirty (30) days following the Termination Date;

(iii) Solely in the event such termination is because of Employee’s Disability, with respect to the options previously granted to Employee on October 7, 2019 and December 9, 2020, any Performance-Vesting Options (as defined in the applicable option agreement under the 2019 Management Incentive Plan of Savers Value Village, Inc. (formerly known as S-Evergreen Holding LLC) (as may be amended from time to time, the “Plan”)) (the “Prior Performance Options”), the Prior Performance Options, whether vested or unvested, shall not terminate immediately but shall remain outstanding and eligible to become vested based on the applicable performance measures being achieved until the earlier of December 31, 2024 or two years following the date of Employee’s termination of employment, at which time any vested Prior Performance Options will remain exercisable for an additional 90 days before expiring, and any remaining unvested Prior Performance Options will be immediately cancelled; and

(iv) Solely in the event such termination is because of Employee’s death, the Prior Performance Options, whether vested or unvested, shall not terminate immediately but shall remain outstanding for a period of time such that achievement of the applicable performance measures may be made as if the final VWAP Measurement Date (as defined in the applicable option agreement) occurred on the date of Employee’s death with respect to any remaining unvested portion of the Prior Performance Options; provided that if there has not been an Initial Public Offering (as defined in the Plan), the VWAP (as defined in the applicable option agreement) shall be replaced with the Fair Market Value (as defined in the Plan) as of the date of Employee’s death or, if there is no 409A valuation for the underlying Shares (as defined in the Plan) as of a date within the 90 days prior to Employee’s death, there shall be an updated valuation obtained for purposes of measuring such Fair Market Value within a reasonable time period following Employee’s death for the purposes of determining the Fair Market Value to use as the VWAP replacement. If there has not been an Initial Public Offering, any Performance-Vesting Options that are vested following such determination shall remain exercisable for up to the original maximum term thereof (i.e., ten years from the original grant date), while any remaining unvested Performance-Vesting Options shall be forfeited immediately, and the Company Call Right set forth in Section 3.7 of the applicable option agreement shall be exercisable at any time prior to such expiration date, including, to the extent the Committee (as defined in the Plan) determines there is no material adverse accounting impact, regardless of when the Performance-Vesting Options are exercised and/or prior to (and net of any exercise price) or in conjunction with the exercise of the Performance-Vesting Options. If there has been an Initial Public Offering, any Performance-Vesting Options that are vested following such determination shall remain exercisable for one year following Executive’s death (or, if earlier, until the original maximum ten-year term of the option).

(c) If Employee’s employment hereunder is terminated (A) on the expiration of the then-existing Initial Term or Renewal Term, as applicable, due to non-renewal by the Company; (B) by the Company without Cause pursuant to Section 7(b); or (C) by Employee for Good Reason pursuant to Section 7(c), then so long as (and only if) Employee: (I) executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims in a form acceptable to the Company and substantially similar to the form attached hereto as Exhibit B (the “Release”) and (II) abides by Employee’s continuing obligations under each of Sections 10, 11 and 12, then the Company shall:

(i) continue to pay Employee’s the sum of (x) Base Salary plus (y) Employee’s Annual Bonus for the Bonus Year in which Employee’s Termination Date occurs determined as if all performance conditions to the payment of the target Annual Bonus have been achieved, in equal installments in accordance with the Company’s customary payroll practices for the period beginning on the Termination Date and ending on the 12-month anniversary of the Termination Date; provided, that, any such continued payment of Base Salary and target Annual Bonus shall commence on the first payroll period following the effective date of the Release, and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 8(c)(i) from the Termination Date through the date of such initial installment; and provided, further, that if the consideration and revocation period relating to the Release spans two calendar years, any such payments shall commence on the first payroll period of the second calendar year;

(ii) pay to Employee a pro-rated portion of the Annual Bonus for the Bonus Year in which Employee’s Termination Date occurs, equal to the product of (x) the Annual Bonus for such Bonus Year determined based solely on the actual level of achievement of the applicable performance goals for such year, (y) multiplied by a fraction, the numerator of which is the number of days during such Bonus Year ending on the Termination Date, and the denominator of which is three hundred sixty-five (365), and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year;

(iii) Any Prior Performance Options, whether vested or unvested, shall not terminate immediately but shall remain outstanding and eligible to become vested based on the applicable performance measures being achieved until the earlier of December 31, 2024 or two years following the date of Employee’s termination of employment, at which time any vested Prior Performance Options will remain exercisable for an additional 90 days before expiring, and any remaining unvested Prior Performance Options will be immediately cancelled; and

(iv) subject to Employee’s timely election to continue medical coverage for himself and his dependents, if applicable, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), pay Employee’s COBRA premiums for the period commencing on the date Employee’s active employee health benefits sponsored by the Company terminate (i.e., the first day of the calendar month following the month in which the Termination Date occurs) (the “COBRA Start Date”) and ending on after the lapse of eighteen (18) months from the COBRA Start Date; Employee shall also be entitled to receive the Accrued Obligations, at the times enumerated in Section 8(a) and any Annual Bonus earned but not yet paid, if any, paid in accordance with the Company’s customary payroll procedures but no later than thirty (30) days following the Termination Date (items (i) through (iv) above are referred to herein collectively as the “Severance Payments”).

(d) Subject to Section 25, any continuation of Employee’s employment with the Company following the time the Employment Period is terminated (whether by the Company or Employee) shall be on an at-will basis.

(e) If the Release is not executed and returned to the Company on or before the Release Expiration Date or the required revocation period has not fully expired (without revocation of the Release by Employee), then Employee shall not be entitled to any portion of the Severance Payments. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.

9. Conflicts of Interest. Employee shall promptly disclose to the Board any actual or potential conflict of interest involving Employee upon Employee becoming aware of such actual or potential conflict of interest. For purposes of this requirement, a conflict of interest shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company.

10. Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below) of the Company Group. In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment, Employee shall comply with this Section 10.

(a) Both during the period in which Employee is employed by, or affiliated with, any member of the Company and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 10 if Employee were to violate any of the covenants set forth in Section 11. Employee shall follow all Company policies and protocols regarding the physical security of all documents and other material containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 10(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 10(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers, suppliers, or other service providers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board;

(iv) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement; or

(v) disclosures for the purpose of complying with any applicable laws or regulatory requirements or that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Employee shall, to the extent legally permissible and practicable:

A. provide the Board with prompt notice of such requirements so that the Board may, at the Company’s expense, seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 10;

B. consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and

C. cooperate with the Board (at the Company’s reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded to Confidential Information; and in the event such protective order or other remedy is not obtained, Employee shall (1) furnish only that portion, if any, of Confidential Information that is required to be furnished, as advised by written opinion of counsel to Employee and (2) exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c) Upon the expiration of the Employment Period and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to any Confidential Information in Employee’s possession, custody and control and Employee shall not retain any such document or other materials. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents and materials have been returned to the Company.

(d) All trade secrets, non-public information, processes, methods, development efforts, algorithms, techniques, compilations, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research; financial and sales data, pricing teams, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or the identity of any customer of any member of the Company Group, or any information provided by such a customer, is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Nothing herein will prevent Employee from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent Employee from making a disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

11. Non-Competition; Non-Solicitation.

(a) The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 11. Employee is an executive employee and Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, trade secrets, goodwill and substantial and legitimate business interests.

(b) Employee agrees that, during the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with the Company;

(ii) solicit, canvass, approach, encourage, entice, or induce any customer, vendor, or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iii) solicit, canvass, approach, encourage, entice, or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 11 and in this Section 11, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s occlusive remedy for breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d) The covenants in this Section 11, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e) For purposes of this Section 11, the following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include without limitation operating thrift retail stores and selling in such format used apparel and hard goods sourced through the purchase of donations to charitable organizations.

(ii) “Market Area” shall mean any geographical areas in which the Company or any other member of the Company Group engages in the Business or has made plans to engage in the Business during the twelve (12) months prior to the date that Employee’s employment with the Company or any other member of the Company Group is terminated, regardless of the reason for such termination.

(iii) “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.

12. Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company, All of Employee’s works of authorship and associated copyrights created during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company Group’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include, but are not limited to, execution of documents and assistance or cooperation^(i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii)m other legal proceedings related to the Company Intellectual Property.

13. Counsel Fees. Within thirty (30) days of execution of this Agreement, the Company will reimburse Employee for Employee’s reasonable attorneys’ fees arising in connection with the development of and consultation with Employee about this Agreement, including tax consequences to the Employee, not to exceed $25,000.

14. Defense of Claims. During the Employment Period and thereafter, upon request from the Company, subject to Employee’s other personal and professional commitments, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. The Company shall pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses reasonably incurred to comply with Employee’s obligations under this Section 14 so long as Employee provides reasonable documentation of such expenses.

15. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

16. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

17. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Washington without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 13 and recognize and agree that, should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in King County, Washington.

18. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof, including, for the avoidance of doubt, the Prior Agreement. This Agreement may be amended only by a written instrument executed by both parties hereto.

19. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

20. Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets, or businesses of the Company.

21. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the second business day following deposit with an internationally-recognized overnight or second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Richard A. Medway, General Counsel

Savers Value Village, Inc.

11400 SE 6th Street, Suite 220

Bellevue, WA 98004

If to Employee, addressed to:

Mark T. Walsh

1000 100th Avenue, NE

APT 420

Bellevue, WA 98004

22. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

23. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

24. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representation that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of noncompliance with Section 409A.

25. Effect of Termination. The provisions of Sections 7, 10-15 and 23 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

26. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 9, 10, 11, 12, 13 and 14 and shall be entitled to enforce such obligations as if a party hereto.

27. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

28. Indemnification. With respect to Employee’s performance of his obligations hereunder and as an officer and director of the Company, Employee shall have the same indemnification protection and rights as other similarly situated officers of the Company and members of the Board.

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

MARK T. WALSH

TVI, INC.

By:
JAY STASZ, Chief Financial Officer

APPROVED BY BOARD RESOLUTION DATED MARCH 8, 2023

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